Exhibit 10.13

AGREEMENT TO ASSIGN SPONSOR WARRANTS

February 2, 2018

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

Continental Stock Transfer & Trust Company

As Warrant Agent

17 Battery Place

New York, NY 10004

Attention: Compliance Department

Ladies and Gentlemen:

Reference is made to that certain (i) agreement and plan of merger by and among Global Partner Acquisition Corp. (the “Company”), PRPL Acquisition, LLC, a wholly owned subsidiary of the Company, Purple Innovation, LLC, InnoHold, LLC (“InnoHold”), and Global Partner Sponsor I LLC, in its capacity as Parent Representative, dated as of November 2, 2017 (as amended, the “Merger Agreement”) and (ii) that certain warrant agreement (the “Warrant Agreement”) dated as of July 29, 2015, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”, also referred to therein as the “Transfer Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Warrant Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Global Partner Sponsor I LLC (“Sponsor”), the Company and the Warrant Agent hereby agree with the entities identified on Schedule A hereto (the “Assignees”) as follows:

1.	Subject to and effective on the Closing, the Sponsor agrees to transfer and assign to the Assignees all of its right, title and interest in and to the number of Private Placement Warrants (as defined in the Warrant Agreement) set forth opposite the names of the Assignees on Schedule A.

2.	Notwithstanding anything to the contrary in the Warrant Agreement, in consideration of the assignment of the Private Placement Warrants pursuant hereto, each of the Assignees hereby agrees as follows:

a.	Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Class A Common Stock reported has been at least $24.00 per share (subject to adjustment in compliance with Section 4 of the Warrant Agreement), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in (b) below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1 of the Warrant Agreement.

b.	In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such 30-day period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

c.	On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

d.	The Warrants may be exercised, for cash or on a “cashless basis” in accordance with Section 2.5 of the Warrant Agreement. pursuant to subsection 3.3.1(c) of the Warrant Agreement,

3.	The parties hereto hereby agree that all references to “Sponsor” in the Warrant Agreement shall be deemed to refer to the Assignees and their Permitted Transferees.

4.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived to any particular provision, except by a written instrument executed by all parties hereto.

5.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and assigns.

6.	This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 10.2, 10.3, 10.5, 10.7, 10.8, 10.10 and 10.13 of the Merger Agreement, as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

7.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement. Notices to Sponsor shall be sent to the address of the Purchaser Representative set forth in Section 10.1 of the Merger Agreement as of the date hereof, and as it may be changed in accordance with Section 10.1 of the Merger Agreement so long as Sponsor remains the Purchaser Representative.

8.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have not obligations under this Agreement.

[Signature page follows]

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER SPONSOR I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY
As Warrant Agent

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

Schedule A

Name of Assignee:	Number of Warrants Assigned:
Baleen Capital Fund LP	836,250
Baleen Capital Investors II LLC	273,750
Greenhaven Road Capital Fund 1, L.P.	1,200,000
Royce Value Trust, Inc.	750,000
David Capital Partners Fund, LP	202,500
Pleiades Investment Partners – DC, L.P.	337,500
Dane Capital Fund LP	150,000